Exhibit 99.1

Contact:

Scott Montgomery, President & CEO

CORPORATE INVESTOR RELATIONS

smontgomery@mnbla.com

5333 15TH AVENUE SOUTH, SUITE 1500

David Brown, Exec VP & CFO david.brown@mnbla.com

SEATTLE, WA 98108 206.762.0993.

310-277-2265

NEWS RELEASE

National Mercantile 1Q05 Profits More Than Double
Fueled by Expanding Margin, Improving Efficiencies and Strong Loan Growth

Los Angeles, California – April 26, 2005 – National Mercantile Bancorp (Nasdaq: MBLA), the holding company for Mercantile National Bank and South Bay Bank, N.A., today reported its most profitable quarter in sixteen years.  First quarter earnings increased 223% compared to the first quarter a year ago quarter and were up 39% from the immediate prior quarter.  Fueled by expanding net interest margin, improving efficiencies and strong growth in loans and deposits, first quarter net income was $941,000, or $0.20 per diluted share, compared to $291,000, or $0.06 per diluted share in the first quarter of 2004 and $678,000 or $0.15 per diluted share, in the fourth quarter of 2004.  The financial results are unaudited for the first quarters ended March 31, 2005 and 2004.

“Our strategic plan is focused on producing quality assets, introducing new products and building an efficient infrastructure in the high-growth markets we serve,” said Scott A. Montgomery, President and CEO.  “The strong earnings generated in the first quarter of this year demonstrate the effectiveness of these efforts, coupled with benefits of a strong Southern California economy and rising interest rates.  We continue to work to expand our client base, add new products and services and recruit talented bankers to expand in our target markets.  Our goal is to become not just our clients’ first choice for banking, but also for a broad range of financial services.

FINANCIAL HIGHLIGHTS (at or periods ended March 31, 2005, compared to March 31, 2004)

•                  Revenues grew 32% to $5.2 million.

•                  Net interest income after provision for loan losses grew 38%.

•                  Net interest margin expanded 110 basis points to 5.45% and 19 basis points from 4Q04.

•                  Efficiency ratio improved to 67% from 87% a year earlier and from 75% in 4Q04.

•                  The loan portfolio grew 16% to $304 million.

Rising short-term interest rates contributed to earnings growth during the first quarter with the yield on interest earning assets up 133 basis points to 6.55% from 5.22% a year ago.  “Our loan portfolio consists of more than 70% adjustable rate loans, few of which are at or below minimums, and respond quickly to changing interest rates.  Deposit costs, however, are less sensitive to interest rate changes due to composition, account features and maturities.  With deposits diversified at 37% in non-interest-bearing demand accounts, 42% in low-cost transaction accounts and 21% in CDs, rising rates have less immediate impact on cost of funds,” said David Brown, Chief Financial Officer.  “Consequently, we anticipate that further interest rate increases in the short term will contribute to further margin expansion.”

REVIEW OF OPERATIONS

Revenue (net interest income plus non-interest income) grew 32% to $5.2 million in the first quarter of 2005 compared to $3.9 million in the first quarter of 2004.  Net interest income before provision for loan losses grew 41% to $4.9 million from $3.5 million a year ago.  Net interest margin was 5.45% compared to 4.35% in the first quarter a year ago and up from 5.26% during the fourth quarter of 2004.  Net interest income, after provision for loan losses of $89,000 during the first quarter, increased 38% to $4.8 million as compared to $3.5 million a year ago.  Non-interest income totaled $322,000 in the first quarter compared to $465,000 a year ago, due to a reduction in deposit-related fees.

(more)

National Mercantile EPS $0.20 in 1Q05

April 26, 2005

Operating expenses rose only 1.8% in the first quarter of 2005 with lower compensation and occupancy costs almost offsetting higher legal, audit and professional services fees.  Non-interest expense in the first quarter of 2005 was $3.5 million compared to $3.4 million in 1Q04.  “The Company’s operating efficiencies continued to improve during the quarter with top-line growth and cost control contributing to better performance,” said Montgomery.  The efficiency ratio during the first quarter improved dramatically from the year ago quarter to 67.26% as compared to 87.41%, and also improved from 74.78% during the fourth quarter of 2004.  The efficiency ratio, calculated by dividing non-interest expense by net interest income and non-interest income, measures overhead costs as a percentage of total revenues.

BALANCE SHEET PERFORMANCE

Total assets were $387 million at March 31, 2005, compared to the prior year, with net loans up 16% and total deposits up 3%.  Total assets were $373 million at March 31, 2004, and $391 million at December 31, 2004.  The Company reduced its borrowings at March 31, 2005 to $10 million as compared to $26 million at December 31, 2004, which reduced the level of assets.

The loan portfolio grew 16% to $310 million at March 31, 2005 from $266 million at March 31, 2004.  The growth was fueled by strong loan demand in construction loans and commercial loans.  During the first quarter, loans outstanding moderated to $310 million, principally the result of paydowns of real estate loans.  Also during the first quarter non-real estate commercial loans and construction loan commitments increased from December 31, 2004.  New construction projects, which are usually slow during the first quarter, were further delayed this year due to the unusually high level of rainfall in Southern California.

LOAN PORTFOLIO COMPOSITION:

	March 31,
	2005		2004
(Dollars in thousands)	Amount	%	Amount	%
Real estate secured loans:
One to four family residential	$9,527	3%	$7,811	3%
Multifamily residential	17,594	6%	13,070	5%
Commercial	129,695	42%	137,601	52%
Construction and land development	50,019	16%	26,632	10%
Commercial loans:
Other - secured and unsecured.	99,176	32%	78,020	29%
Consumer installment, home equity and unsecured loans.	3,545	1%	2,728	1%
Total loans outstanding	$309,556	100%	$265,860	100%

Total deposits increased 3% to $325 million at March 31, 2005, compared to $317 million a year earlier.  Demand deposits, NOW, money market and savings deposits, while down slightly, totaled $257 million, accounting for 79% of total deposits, compared to $270 million, or 85% of total deposits, at March 31, 2004.  Although time deposits increased, the cost of interest-bearing liabilities increased only 30 basis points in the past 12 months.

Shareholders’ equity increased 11% to $35 million, or $7.71 per share, at March 31, 2005, compared to $32 million, or $7.24 per share, at March 31, 2004.  Tangible book value per share at quarter-end was $6.74 compared to $6.18 a year earlier.  All per share calculations assume full conversion of non-cumulative preferred stock and dilutive stock options.

“Asset quality remains an important focus with an emphasis on maintaining credit standards in a highly competitive market”, said Bob Bartlett, Chief Credit Officer.  At the end of the first quarter, non-performing loans totaled $1.8 million, or 0.58% of gross loans, and non-performing assets totaled $2.9 million or 0.76% of total assets, relatively unchanged from year end levels.  Delinquencies in the 30-89 day category were $96,000, or 0.03%.  Asset quality ratios compare favorably to California peer group ratios.   The nonperforming loans consisted of one loan at $1.8 million that is secured by a first trust deed on commercial property appraised at $2.7 million.  The property has been sold and is in escrow scheduled to close prior to second quarter end.  The other non-performing asset carried as Other Real Estate Owned (OREO) is secured by land with a book value of $1.1million. Net charge offs in the first quarter were negligible at $3,000.  The allowance for loan losses increased to $4.0 million, or 1.30% of gross loans, at quarter end as compared to $3.6 million, or 1.37% of gross loans, at March 31, 2004.

LOOKING AHEAD

“We remain optimistic that the plans implemented in the past few years will continue to build earnings momentum in 2005.  We anticipate adding talented people in each of our growth markets as opportunities are identified.  Our selection process is directed by our assessment of short- and long-term return on investment when recruiting new business development staff.  We are excited about the opportunities that lie ahead in 2005 and building shareholder value,” Montgomery concluded.

ABOUT NATIONAL MERCANTILE BANCORP

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, with offices located in Century City, Encino, Torrance, El Segundo, Costa Mesa and Beverly Hills, all among California’s highest value markets.  The banks focus in business banking with specialty lending expertise in the entertainment, healthcare, professional services, real estate escrow, business and residential construction, property management industries and community-based non-profit organizations.  The company is building a premier business banking franchise with experienced loan officers providing highly personalized service.

This press release contains forward-looking statements about the Company.  Forward-looking statements consist of descriptions of plans or objectives for future operations, products or services, forecasts of revenues, earnings or other measures of economic performance and assumptions underlying or relating to any of the foregoing.  Because forward-looking statements discuss future events or conditions and not historical facts, they often include words such as “believe,” “potential,” “confident,” “encourage or encouraging,” “will be,” “anticipate,” “estimate” or similar expressions.  Do not rely unduly on forward-looking statements.  They give the Company’s expectations about the future and are not guarantees or predictions of future events, conditions or results.  Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes that occur after that date.  Many factors, most beyond the Company’s control, could cause actual results to differ significantly from the Company’s expectations.  These factors include, among other things, changes in interest rates, which affect margins, impact funding sources or alter loan demand; increased competitive pressures; changes in national and local economic conditions; fluctuations in the California real estate markets; changes in fiscal policy, monetary policy, legislative or regulatory environments; changes in the credit quality of the Company’s loan portfolio; and the Company’s abilities to realize further efficiencies and achieve growth targets.  These and other factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

Selected Statement of Operations Data and Ratios:
(Unaudited)

	For the Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004	Annual % Change
(In thousands, except share data)
Interest income	$5,837	$5,510	$4,141	41%
Interest expense	976	828	690	41%
Net interest income before provision for credit losses	4,861	4,682	3,451	41%
Provision for credit losses	89	100	—	n/a
Net interest income after provision for credit losses	4,772	4,582	3,451	38%
Other operating income:
Net gain (loss) on sale of securities	—	(121)	19	-100%
Deposit-related and other customer services	297	476	420	-29%
Other operating income	25	28	26	-4%
Other operating expenses	3,486	3,788	3,423	2%
Income before provision for income taxes	1,608	1,177	493	226%
Provision for income taxes	667	499	202	230%
Net income	$941	$678	$291	223%

Earnings per share:
Basic	$0.32	$0.23	$0.10	220%
Diluted	$0.20	$0.15	$0.06	233%

Weighted average shares outstanding:
Basic	2,972,923	2,945,088	2,810,522
Diluted	4,651,028	4,634,365	4,470,376

RATIOS
Return on quarterly average assets	0.96%	0.68%	0.32%
Return on quarterly average equity	10.80%	7.76%	3.63%
Net interest margin - average earning assets	5.45%	5.26%	4.35%
Operating expense ratio	3.56%	3.81%	3.81%
Efficiency ratio (1)	67.26%	74.78%	87.41%

(1) Other operating expense divided by net interest income and other operating income.

Selected Financial Condition Data:
(Unaudited)

	March 31, 2005	December 31, 2004	March 31, 2004	Annual Change
(In thousands, except share data)
ASSETS
Cash and due from banks-demand	$16,562	$14,187	$25,373	-35%
Due from banks-interest bearing	2,728	2,728	4,325	-37%
Federal funds sold and securities purchased under agreements to resell	—	—	18,000	-100%
Investment securities	39,125	40,461	40,556	-4%
Loans
Commercial	99,176	98,429	78,020	27%
Real estate	156,816	163,679	158,482	-1%
Construction and land development	50,019	50,289	26,632	88%
Consumer and other loans	3,545	2,516	2,726	30%
Total loans outstanding	309,556	314,913	265,860	16%
Deferred net loan fees	(1,056)	(1,066)	(781)	35%
Loans receivable, net	308,500	313,847	265,079	16%
Allowance for credit losses	(4,014)	(3,928)	(3,633)	10%
Net loans receivable	304,486	309,919	261,446	16%
Goodwill and intangible assets	4,799	4,855	5,023	-4%
Accrued interest receivable and other assets	19,306	18,972	18,290	6%
Total assets	$387,006	$391,122	$373,013	4%

LIABILITIES & CAPITAL
Deposits:
Noninterest-bearing demand	$121,793	$113,852	$127,411	-4%
Interest-bearing demand deposits	30,050	34,961	31,582	-5%
Money market accounts	72,615	69,431	70,480	3%
Savings	32,762	32,199	40,121	-18%
Time certificates of deposit:
$ 100,000 or more	47,430	41,111	26,378	80%
Under $100,000	21,125	21,988	21,266	-1%
Total deposits	325,775	313,542	317,238	3%
Other borrowings	9,900	25,900	7,500	32%
Junior subordinated deferrable interest debentures	15,464	15,464	15,464	0%
Accrued interest and other liabilities	1,066	1,734	770	38%
Total liabilities	352,205	356,640	340,972	3%
Total shareholders’ equity	34,801	34,482	32,041	9%
Total liabilities & shareholders’ equity	$387,006	$391,122	$373,013	4%

Book value per common share	$7.71	$7.68	$7.21	7%
Tangible book value per common share (1)	$6.74	$6.70	$6.18	9%

(1) Total common equity, less goodwill and other intangible assets; divided by fully-diluted shares outstanding.

Selected Financial Condition Ratios:

(Unaudited)

	March 31, 2005	December 31, 2004	March 31, 2004
(In thousands, except ratios and quantity)

Average quarterly assets	$397,055	$394,388	$360,153

Nonperforming assets
Nonaccrual loans	—	18	319
Loans 90 days past due and still accruing	1,804	1,804	—
Other real estate owned	1,056	1,056	968
Total nonperforming assets	2,860	2,878	1,287

Loan to deposit ratio	94.70%	100.10%	83.56%
Allowance for credit losses to total loans	1.30%	1.25%	1.37%
Allowance for credit losses to nonperforming assets	140.35%	136.48%	282.28%
Risk weighted assets	348,327	367,383	296,524
Total shares outstanding (1)	4,316,024	4,286,674	4,233,099

(a) includes assumed conversion of currently convertible Series A preferred stock into common stock

Note: Transmitted on Prime Zone on April 26, 2005 at 11:30 a.m. PDT.